Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lora Daves, CFO
January 30, 2023	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2023;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JANUARY 31, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the second quarter of fiscal 2023 of $11.7 million, a decrease of $321,000, or 2.7%, as compared to the same period of the prior fiscal year. The decrease was attributable to increases in noninterest expense and provision for credit losses, partially offset by increases in net interest income and noninterest income, and a decrease in provision for income taxes. Preliminary net income was $1.26 per fully diluted common share for the second quarter of fiscal 2023, a decrease of $.09 as compared to the $1.35 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2023:

●	Earnings per common share (diluted) were $1.26, down $.09, or 6.7%, as compared to the same quarter a year ago, and up $0.22, or 21.2% from the first quarter of fiscal 2023, the linked quarter.

●	Annualized return on average assets was 1.35%, while annualized return on average common equity was 14.2%, as compared to 1.69% and 16.1%, respectively, in the same quarter a year ago, and 1.16% and 11.7%, respectively, in the first quarter of fiscal 2023, the linked quarter.

●	Net interest margin for the quarter was 3.45%, as compared to 3.77% reported for the year ago period, and 3.65% reported for the first quarter of fiscal 2023, the linked quarter. Net interest income increased $3.2 million, or 12.7% compared to the same quarter a year ago, and decreased $257,000 from the first quarter of fiscal 2023, the linked quarter.

●	The provision for credit losses (“PCL”) was $1.1 million in the quarter, as compared to no PCL in the same period of the prior fiscal year, and a decrease of $3.9 million as compared to a PCL charge of $5.1 million in the first quarter of fiscal 2023, the linked quarter. The decreased level of the provision as compared to the linked quarter was attributable to reduced loan growth.

●	Noninterest income was up 3.2% for the quarter, as compared to the year ago period, and down 1.1% as compared to the first quarter of fiscal 2023, the linked quarter.

●	Noninterest expense was up 17.0% for the quarter, as compared to the year ago period, and up 4.2% from the first quarter of fiscal 2023, the linked quarter. In the current quarter, charges attributable to merger and acquisition activity accounted for most of the increase as compared to the linked quarter, totaling $608,000 as compared to $169,000 in the first quarter of fiscal 2023, the linked quarter.

●	Nonperforming assets were $6.6 million, or 0.19% of total assets, at December 31, 2022, as compared to $4.8 million, or 0.16% of total assets, at December 31, 2021, and $6.3 million, or 0.20% of total assets, at June 30, 2022.

●	Gross loan balances as of December 31, 2022, increased by $18.4 million as compared to September 30, 2022, and by $603.9 million as compared December 31, 2021. The merger with Fortune Financial Corporation (“Fortune”), completed in February 2022, contributed $201 million to loan growth over the trailing twelve-month period. Deposit balances increased by $154.8 million as compared to September 30, 2022, and by $453.5 million as compared to December 31, 2021. The Fortune merger contributed $218.3 million to deposit growth over the trailing twelve-month period.

Dividend Declared:

The Board of Directors, on January 24, 2023, declared a quarterly cash dividend on common stock of $0.21, payable February 28, 2023, to stockholders of record at the close of business on February 15, 2023, marking the 115th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Other News:

As noted in a current report on Form 8-K filed January 20, 2023, the Company announced the completion of the merger with Citizens Bancshares, Co., Kansas City, Missouri (“Citizens”) which was the parent company of Citizens Bank and Trust Company, which has become a subsidiary of Southern Missouri effective with the closing of the merger. In late February 2023, the Company is planning to merge Citizens Bank and Trust Company with and into Southern Bank, coincident to the scheduled data systems conversion.

At December 31, 2022, Citizens reported total consolidated assets of $973 million, including loans, net, of $463 million, and deposits of $838 million. On a pro forma basis, the combined entity will hold assets of approximately $4.4 billion, including loans, net, of $3.4 billion, and deposits of $3.8 billion. The Company issued approximately 2,080,000 shares in connection with the merger with Citizens.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 31, 2023, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-844-200-6205 in the United States, or 1-929-526-1599 from all other locations. Participants should use participant access code 571325. Telephone playback will be available beginning one hour following the conclusion of the call through February 5, 2023. The playback may be accessed in the United States by dialing 1-866-813-9403, or +44-204-525-0658 from all other locations, and using the conference passcode 620575.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2023, with total assets of $3.5 billion at December 31, 2022, reflecting an increase of $235.8 million, or 7.3%, as compared to June 30, 2022. Growth primarily reflected an increase in net loans receivable, partially offset by a decrease in cash and cash equivalents.

Cash equivalents and time deposits were a combined $55.1 million at December 31, 2022, a decrease of $36.4 million, or 39.8%, as compared to June 30, 2022. The decrease was primarily a result of loan growth outpacing deposit growth during the period. AFS securities were $231.4 million at December 31, 2022, down $4.0 million, or 1.7%, as compared to June 30, 2022.

Loans, net of the allowance for credit losses (ACL), were $3.0 billion at December 31, 2022, an increase of $271.3 million, or 10.1%, as compared to June 30, 2022. Gross loans increased by $275.6 million, while the ACL attributable to outstanding loan balances increased $4.3 million, or 12.9%, as compared to June 30, 2022.

The increase in loan balances was attributable to growth in residential and commercial real estate loans, drawn construction loan balances, commercial loans, and a modest contribution from consumer loans. Residential real estate loan balances increased primarily due to growth in multi-family loans. Commercial real estate balances increased primarily from an increase in loans secured by nonresidential structures, along with modest growth in loans secured by farmland. Construction loan balances increased due primarily to draws on nonowner-occupied nonresidential real estate and multifamily residential real estate construction loans. The increase in commercial loans was attributable to agricultural and commercial and industrial loans. Total remaining PPP balances at December 31, 2022, were $888,000, while unrecognized deferred fee income on these loans was immaterial.

Loans anticipated to fund in the next 90 days totaled $121.6 million at December 31, 2022, as compared to $229.6 million at September 30, 2022, and $158.2 million at December 31, 2021.

Nonperforming loans (“NPLs”) were $4.8 million, or 0.16% of gross loans, at December 31, 2022, as compared to $4.1 million, or 0.15% of gross loans at June 30, 2022. Nonperforming assets (“NPAs”) were $6.6 million, or 0.19% of total assets, at December 31, 2022, as compared to $6.3 million, or 0.20% of total assets, at June 30, 2022. The increase in NPAs was attributable to the increase in NPLs, which were, in turn, due primarily to an increase in residential real estate and commercial NPLs, partially offset by a decrease in commercial real estate NPLs .

Our ACL at December 31, 2022, totaled $37.5 million, representing 1.25% of gross loans and 783% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.22% of gross loans and 806% of nonperforming loans at June 30, 2022. The Company has estimated its expected credit losses as of December 31, 2022, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant uncertainty as economic activity recovers from the COVID-19 pandemic and the Federal Reserve withdraws accommodative monetary policy that was put into effect to respond to the pandemic and its economic impact. Management continues to closely monitor borrowers most affected by mitigation efforts, most notably including our borrowers in the hotel industry.

Total liabilities were $3.1 billion at December 31, 2022, an increase of $219.6 million, or 7.6%, as compared to June 30, 2022.

Deposits were $3.0 billion at December 31, 2022, an increase of $190.7 million, or 6.8%, as compared to June 30, 2022. The deposit portfolio saw fiscal year-to-date increases in certificates of deposit, interest-bearing transaction accounts, money market deposit accounts, and noninterest bearing transaction accounts, partially offset by decreases savings accounts. CD growth was attributable in large part to the use of brokered CDs to fund asset growth, accounting for $89.3 million of the total $139.9 million growth in CD balances. Public unit balances totaled $521 million at December 31, 2022, an increase of $47.9 million compared to June 30, 2022, and as compared to $417.8 million at December 31, 2021. The average loan-to-deposit ratio for the second quarter of fiscal 2023 was 103.1%, as compared to 93.6% for the same period of the prior fiscal year.

FHLB advances were $61.5 million at December 31, 2022, an increase of $23.5 million, or 62.0%, as compared to June 30, 2022, as the Company’s loan growth outpaced deposit growth. The increase in FHLB advances was inclusive of $28.5 million in overnight borrowings, reflecting recent loan demand, and was down from $190.0 million borrowed overnight at September 30, 2022, as the Company utilized brokered CD funding in the current quarter to reduce its overnight position.

The Company’s stockholders’ equity was $337.0 million at December 31, 2022, an increase of $16.2 million, or 5.1%, as compared to June 30, 2022. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by a $1.3 million reduction in accumulated other comprehensive income as the market value of the Company’s investments declined due to increases in market interest rates.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2022, was $28.3 million, an increase of $3.2 million, or 12.7%, as compared to the same period of the prior fiscal year. The increase was attributable to a 23.2% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.45% in the current three-month period, from 3.77% in the same period a year ago. As PPP loan forgiveness declined, the Company’s accretion of interest income from deferred origination fees on these loans was reduced to $35,000 in the current quarter, which impacted net interest margin by less than one basis point, as compared to $890,000 in the same quarter a year ago, which added 13 basis points to the net interest margin in that period. In the linked quarter, ended September 30, 2022, accelerated recognition of deferred PPP origination fees totaled $37,000, adding less than one basis point to the net interest margin. Future accretion of deferred origination fees on PPP loans will be immaterial.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, and the February 2022 merger of Fortune with the Company resulted in $493,000 in net interest income for the three-month period ended December 31, 2022, as compared to $381,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed six basis points to net interest margin in the three-month period ended December 31, 2022, unchanged from the same period of the prior fiscal year, and as compared to a seven basis point contribution in the linked quarter, ended September 30, 2022, when net interest margin was 3.65%.

The Company recorded a PCL of $1.1 million in the three-month period ended December 31, 2022, as compared to no provision in the same period of the prior fiscal year. The Company assesses the economic outlook has modestly deteriorated as compared to the assessment as of June 30, 2022. Projections for GDP growth and unemployment, key drivers in the Company’s ACL model, have weakened. As a percentage of average loans outstanding, the Company recorded net charge offs of four basis points (annualized) during the current period, compared to less than one basis point (annualized) during the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended December 31, 2022, was $5.5 million, an increase $171,000, or 3.2%, as compared to the same period of the prior fiscal year. In the current quarter, increases in other loan fees, bank card interchange income, deposit account service charges, loan servicing fees, and other income were partially offset by a decrease in gains realized on the sale of residential real estate loans originated for that purpose. The increase in other income was attributable to a gain on the sale of fixed assets of $317,000 as the Company sold previously acquired properties not currently being utilized as banking facilities. This increase was partially offset by the inclusion in the year ago period of a non-recurring benefit of $278,000 recognized on the Company’s exit from a renewable energy tax credit partnership. Origination of residential real estate loans for sale on the secondary market was down 73.7% as compared to the year ago period, as both refinancing and purchase activity declined due to the increase in market interest rates, resulting in a decrease to both gains on sale of these loans and recognition of new mortgage servicing rights, partially offset by income from the servicing and gain on sale of the guaranty portion of government-guaranteed loans.

Noninterest expense for the three-month period ended December 31, 2022, was $17.6 million, an increase of $2.6 million, or 17.0%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to compensation and benefits, legal and professional fees, occupancy expenses, data processing expenses, deposit insurance premiums, and other noninterest expenses, and were partially offset by decreases in foreclosed property expenses and advertising. Charges related to merger and acquisition activities totaled $608,000 in the current period, reflected primarily in legal and professional fees, and, to a lesser extent, data processing fees. In the year ago period, similar charges totaled $205,000. The increase in compensation and benefits as compared to the prior year period primarily reflected increases in salaries and wages over the prior year, increased headcount resulting from the Fortune merger, and a trend increase in legacy employee headcount. Occupancy expenses increased primarily due to facilities added through the Fortune merger, and other equipment purchases. Other noninterest expenses increased due to miscellaneous merger-related expenses, expenses related to loan originations, deposit operations, and employee travel and training.

The efficiency ratio for the three-month period ended December 31, 2022, was 52.3%, as compared to 49.7% in the same period of the prior fiscal year, with the change attributable primarily to the current period’s increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

The income tax provision for the three-month period ended December 31, 2022, was $3.3 million relatively unchanged as compared to the same period of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the continuing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2022	2022	2022	2022	2021

Cash equivalents and time deposits	$55,143	$49,736	$91,560	$253,412	$185,483
Available for sale (AFS) securities	231,389	235,116	235,394	226,391	206,583
FHLB/FRB membership stock	12,821	19,290	11,683	11,116	10,152
Loans receivable, gross	2,995,019	2,976,609	2,719,391	2,612,747	2,391,114
Allowance for credit losses	37,483	37,418	33,193	33,641	32,529
Loans receivable, net	2,957,536	2,939,191	2,686,198	2,579,106	2,358,585
Bank-owned life insurance	49,074	49,024	48,705	48,387	44,382
Intangible assets	34,632	35,075	35,463	35,568	21,157
Premises and equipment	67,453	70,550	71,347	72,253	65,074
Other assets	42,542	46,861	34,432	37,785	27,647
Total assets	$3,450,590	$3,444,843	$3,214,782	$3,264,018	$2,919,063

Interest-bearing deposits	$2,558,154	$2,433,780	$2,388,145	$2,407,462	$2,147,842
Noninterest-bearing deposits	447,621	417,233	426,930	447,444	404,410
FHLB advances	61,489	224,973	37,957	42,941	36,512
Other liabilities	23,267	19,389	17,923	17,971	13,394
Subordinated debt	23,080	23,068	23,055	23,043	15,294
Total liabilities	3,113,611	3,118,443	2,894,010	2,938,861	2,617,452

Total stockholders’ equity	336,979	326,400	320,772	325,157	301,611

Total liabilities and stockholders’ equity	$3,450,590	$3,444,843	$3,214,782	$3,264,018	$2,919,063

Equity to assets ratio	9.77%	9.48%	9.98%	9.96%	10.33%

Common shares outstanding	9,229,151	9,229,151	9,227,111	9,332,698	8,887,166
Less: Restricted common shares not vested	41,270	41,270	39,230	39,230	39,920
Common shares for book value determination	9,187,881	9,187,881	9,187,881	9,293,468	8,847,246

Book value per common share	$36.68	$35.53	$34.91	$34.99	$34.09
Closing market price	45.83	51.03	45.26	49.95	52.17

Nonperforming asset data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2022	2022	2021	2021	2021

Nonaccrual loans	$4,459	$3,598	$4,118	$3,882	$2,963
Accruing loans 90 days or more past due	331	301	—	—	—
Total nonperforming loans	4,790	3,899	4,118	3,882	2,963
Other real estate owned (OREO)	1,830	1,830	2,180	3,199	1,776
Personal property repossessed	25	—	11	—	14
Total nonperforming assets	$6,645	$5,729	$6,309	$7,081	$4,753

Total nonperforming assets to total assets	0.19%	0.17%	0.20%	0.22%	0.16%
Total nonperforming loans to gross loans	0.16%	0.13%	0.15%	0.15%	0.12%
Allowance for loan losses to nonperforming loans	782.53%	959.68%	806.05%	866.59%	1,097.84%
Allowance for loan losses to gross loans	1.25%	1.26%	1.22%	1.29%	1.36%

Performing troubled debt restructurings (1)	$30,250	$30,220	$30,606	$6,417	$6,387

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2022	2022	2021	2021	2021

Interest income:
Cash equivalents	$67	$162	$198	$109	$70
AFS securities and membership stock	1,791	1,655	1,494	1,170	1,165
Loans receivable	36,993	33,180	29,880	27,060	26,861
Total interest income	38,851	34,997	31,572	28,339	28,096
Interest expense:
Deposits	8,594	5,761	3,395	2,871	2,739
FHLB advances	1,657	438	180	167	169
Subordinated debt	349	290	239	187	130
Total interest expense	10,600	6,489	3,814	3,225	3,038
Net interest income	28,251	28,508	27,758	25,114	25,058
Provision for credit losses	1,138	5,056	240	1,552	—
Noninterest income:
Deposit account charges and related fees	1,713	1,777	1,706	1,560	1,623
Bank card interchange income	1,079	1,018	1,272	1,025	976
Loan late charges	119	122	139	135	172
Loan servicing fees	257	312	442	170	180
Other loan fees	612	882	813	606	500
Net realized gains on sale of loans	127	292	664	204	362
Earnings on bank owned life insurance	319	318	314	291	282
Other noninterest income	1,230	793	1,149	913	1,190
Total noninterest income	5,456	5,514	6,499	4,904	5,285
Noninterest expense:
Compensation and benefits	9,793	9,752	9,867	9,223	8,323
Occupancy and equipment, net	2,442	2,447	2,538	2,399	2,198
Data processing expense	1,430	1,445	1,495	1,935	1,297
Telecommunications expense	347	331	327	308	318
Deposit insurance premiums	263	215	207	178	180
Legal and professional fees	852	411	431	341	356
Advertising	216	449	579	312	276
Postage and office supplies	235	213	240	202	186
Intangible amortization	402	402	402	363	338
Foreclosed property expenses (gains)	35	(41)	74	115	302
Other noninterest expense	1,623	1,296	1,171	1,381	1,296
Total noninterest expense	17,638	16,920	17,331	16,757	15,070
Net income before income taxes	14,931	12,046	16,686	11,709	15,273
Income taxes	3,267	2,443	3,602	2,358	3,288
Net income	11,664	9,603	13,084	9,351	11,985
Less: Distributed and undistributed earnings allocated
to participating securities	52	43	55	40	54
Net income available to common shareholders	$11,612	$9,560	$13,029	$9,311	$11,931

Basic earnings per common share	$1.26	$1.04	$1.41	$1.03	$1.35
Diluted earnings per common share	1.26	1.04	1.41	1.03	1.35
Dividends per common share	0.21	0.21	0.20	0.20	0.20
Average common shares outstanding:
Basic	9,188,000	9,188,000	9,241,000	9,021,000	8,847,000
Diluted	9,210,000	9,210,000	9,252,000	9,044,000	8,869,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2022	2022	2021	2021	2021

Interest-bearing cash equivalents	$5,026	$28,192	$101,938	$199,754	$126,445
AFS securities and membership stock	275,058	272,391	264,141	226,944	217,456
Loans receivable, gross	2,993,152	2,824,286	2,663,640	2,461,365	2,312,140
Total interest-earning assets	3,273,236	3,124,869	3,029,719	2,888,063	2,656,041
Other assets	179,585	188,584	194,956	188,549	174,647
Total assets	$3,452,821	$3,313,453	$3,224,675	$3,076,612	$2,830,688

Interest-bearing deposits	$2,464,093	$2,433,935	$2,384,767	$2,274,287	$2,071,562
FHLB advances	186,098	83,265	40,804	39,114	39,019
Subordinated debt	23,074	23,061	23,049	19,170	15,281
Total interest-bearing liabilities	2,673,265	2,540,261	2,448,620	2,332,571	2,125,862
Noninterest-bearing deposits	439,114	432,959	439,437	421,898	398,175
Other noninterest-bearing liabilities	11,165	13,283	14,046	8,345	9,756
Total liabilities	3,123,544	2,986,503	2,902,103	2,762,814	2,533,793

Total stockholders’ equity	329,277	326,950	322,572	313,798	296,895

Total liabilities and stockholders’ equity	$3,452,821	$3,313,453	$3,224,675	$3,076,612	$2,830,688

Return on average assets	1.35%	1.16%	1.62%	1.22%	1.69%
Return on average common stockholders’ equity	14.2%	11.7%	16.2%	11.9%	16.1%

Net interest margin	3.45%	3.65%	3.66%	3.48%	3.77%
Net interest spread	3.16%	3.46%	3.55%	3.37%	3.66%

Efficiency ratio	52.3%	49.7%	50.6%	55.8%	49.7%